Exhibit 10.8

March 15, 2005

Stephen R. Barker

Tower Finance, Ltd.

49169 Lake Avenue

McGregor, MN  55760

Dear Steve:

You have acted as a finder for MedicalCV, Inc. during past attempts to raise capital.  The Company is about to close on a transaction in excess of $10 million.  This transaction will include certain investors previously introduced to MedicalCV by Tower.  Other investors have been introduced by the Company’s non-exclusive agent, J. Giordano and Company.  The terms of this offering contemplate paying a 6 percent commission on funds received and issuing 6 percent warrants on shares issued to each investor specifically introduced to MedicalCV by either Tower or Giordano.

Our agreement would be to pay Tower, 6 percent on funds invested by:

•                  Perkins Capital Management, Dick Perkins, Dick Perkins Jr, and/or Dan Perkins

•                  Robert Furst, and/or Alternative Strategy Advisors

•                  Whitebox Investors, and or Gary Kohler or Andy Redleaf

In addition, MedicalCV will issue warrants to purchase warrants in an amount equal to 6 percent of the total consideration (from the named investors) to be priced on the same terms as the Investors in the Private Placements.

This will constitute our current agreement and will cancel any prior agreements between MedicalCV and Tower.

If you are in agreement with these terms, please sign below and return an original to me.

Thank you for your participation in the future of MedicalCV.

Sincerely:

/s/ Marc Flores
Marc Flores

I, Stephen R. Barker, Consultant, Tower Finance, Ltd., agree to the terms of this letter and acknowledge that it cancels and supersedes all prior agreements with MedicalCV, Inc.

/s/ Stephen R. Barker	3/16/05
Stephen R. Barker	Date